Exhibit 99.2

FOR IMMEDIATE RELEASE

January 23, 2013

OTCQX – RNGE

RING ENERGY, INC. ANNOUNCES REORGANIZATION

Board Headed by Arena Resources, Inc. Co-founders

Tulsa, OK. January 23, 2013 - Ring Energy, Inc. (OTCQX: RNGE) (“Company”)(“Ring”) announced today a complete reorganization, including board of directors and executive officers. The Company, currently located in Tulsa, Oklahoma, will also move its headquarters to Midland, Texas, effective immediately.

Ring currently owns properties in Andrews County, Texas, and Gray, Finney and Haskell Counties, Kansas. Management is currently working with an independent engineering firm to properly assess the properties and their potential but believes, based on its internal evaluation of the properties and its experience in these geographic areas, that there are substantial future development, exploitation and work-over opportunities available.

STANFORD ENERGY ACQUISITION

On June 28, 2012, Ring Energy completed the acquisition of Stanford Energy (“Stanford”), a privately held Texas corporation. Stanford was created for the sole purpose of acquiring and developing oil and gas properties primarily located in the mid-continent - Texas, Kansas, Oklahoma and New Mexico. Throughout 2011, Stanford Energy acquired eight producing leasehold interests containing developed and undeveloped oil and gas reserves. All of the properties gained from the Stanford acquisition are located in the Permian Basin in Andrews County, Texas. The sole owners, officers, and directors of Stanford were Mr. Tim Rochford and Mr. Stan McCabe who have several decades of experience working together within the industry. The team has a proven track record as most recently they built Arena Resources, Inc. from the ground up as it became one of the fastest growing and successful companies in the energy sector. As a result of the Stanford acquisition, Mr. Rochford and Mr. McCabe were appointed to the board of directors and have personally assembled an experienced executive management team with the talent, knowledge and enthusiasm needed to grow a young company.

INCOMING EXECUTIVE MANAGEMENT AND DIRECTORS

Kelly Hoffman – Chief Executive Officer and Director

Mr. Hoffman, 54, has organized the funding, acquisition and development of many oil and gas properties. He began his career in the Permian Basin in 1975 with Amoco Production Company. His responsibilities included oilfield construction, crew management, and drilling and completion operations. In the early 1990s Mr. Hoffman co-founded AOCO and began acquiring properties in West Texas. In 1996 he arranged financing and purchased 10,000 acres in the Fuhrman Mascho field in Andrews, Texas. In the first six months he organized a 60 well drilling and completion program resulting in a 600% increase in revenue and approximately 18 months later sold the properties to Lomak (Range Resources). In 1999 he again arranged financing and acquired 12,000 acres in Lubbock and Crosby counties. After drilling and completing 19 successful wells, unitizing the acreage, and instituting a secondary recovery project he sold his interest in the property to Arrow Operating Company. From April 2009 until December 2011 Mr. Hoffman served as President of Victory Park Resources, a privately held exploration and production company focused on the acquisition of oil and gas producing properties in Oklahoma, Texas and New Mexico.

David A. Fowler – President and Director

Mr. Fowler, 54, has served in several management positions for various companies in the insurance and financial services industries. In 1994, he joined Petroleum Listing Service as Vice President of Operations, overseeing oil and gas property listings, information packages, and marketing oil and gas properties to industry players. In late 1998, Mr. Fowler became the Corporate Development Coordinator for the Independent Producer Finance (“IPF”) group of Range Resources Corporation. Leaving Range IPF in April of 2001, he co-founded and became President of Simplex Energy Solutions, LLC (“Simplex”). Representing Permian Basin oil and gas independent operators, Simplex became known as the Permian Basin’s premier oil and gas divestiture firm, closing over 150 projects valued at approximately $675 million.

Daniel D. Wilson – Vice President of Operations

Mr. Wilson, 51, has 29 years of experience in operating, evaluating and exploiting oil and gas properties. He has experience in production, drilling and reservoir engineering. For the last 22 years he has served as the Vice President and Manager of Operations for Breck Operating Corporation (“Breck”). He has overseen the building, operating and divestiture of two companies during this time. At Breck's peak Mr. Wilson was responsible for over 750 wells in seven states and had an operating staff of 27 including engineers, foremen, pumpers and clerks. Mr. Wilson personally performed or oversaw all of the economic evaluations for both acquisition and banking purposes.

William R. (“Randy”) Broaddrick – Vice President and Chief Financial Officer

Mr. Broaddrick, 35, was employed from 1997 to 2000 with Amoco Production Company, performing lease revenue accounting and state production tax regulatory reporting functions.  During 2000, Mr. Broaddrick was employed by Duke Energy Field Services, LLC performing state production tax functions.  From 2001 until 2010, Mr. Broaddrick was employed by Arena Resources, Inc. as Vice President and Chief Financial Officer.  During 2011, Mr. Broaddrick joined Stanford Energy, Inc. as Chief Financial Officer.  Subsequent to and as a result of the merger transaction between Stanford and Ring Energy, Inc. Mr. Broaddrick became Chief Financial Officer of Ring Energy as of July 2012.

Mr. Broaddrick received a Bachelor’s Degree in Accounting from Langston University, through Oklahoma State University – Tulsa, in 1999.  Mr. Broaddrick is a Certified Public Accountant.

Lloyd T. (“Tim”) Rochford – Chairman of the Board of Directors

Mr. Rochford, 66, has been active as an individual consultant and entrepreneur in the oil and gas industry since 1973. During that time, he has been an operator of wells in the mid-continent of the United States, evaluated leasehold drilling and production projects and arranged and raised in excess of $500 million in private and public financing for oil and gas projects and development.

Mr. Rochford has successfully formed, developed and sold/merged four natural resource companies, two of which were listed on the New York Stock Exchange. The most recent, Arena Resources, Inc. (“Arena”) (“Company”), was founded by Mr. Rochford and his long-time friend and associate Mr. Stan McCabe in August 2000. From inception until May of 2008, Mr. Rochford served as President, Chief Executive Officer (“CEO”) and a director of Arena. During that time, the Company received numerous accolades from publications such as Business Week (2007 Hot Growth Companies), Entrepreneur (2007 Hot 500), Fortune (2007, 2008, 2009 Fastest Growing Companies), Fortune Small Business (2007, 2008 Fastest Growing Companies) and Forbes (Best Small Companies of 2009). In May 2008, Mr. Rochford resigned the position of CEO and accepted the position of Chairman of the Board. In his role as Chairman, he continued to pursue opportunities that would enhance the current, as well as long-term value of the Company. Through his efforts, Arena entered into an agreement and was acquired by another New York Stock Exchange company for $1.6 billion in July, 2010.

Stanley M. McCabe – Director

Mr. McCabe, 80, has been active in the oil and gas industry for over 30 years, primarily seeking individual oil and gas acquisition and development opportunities. In 1979 he founded and served as Chairman and CEO of Stanton Energy, Inc., a Tulsa, Oklahoma natural resource company specializing in contract drilling and operation of oil and gas wells. In 1990, Mr. McCabe co-founded with Mr. Rochford, Magnum Petroleum, Inc., serving as an officer and director. In 2000, Mr. McCabe co-founded with Mr. Rochford, Arena Resources, Inc., serving as Chairman of the Board till 2008 and then a director till 2010.

Anthony B. Petrelli – Director

Mr. Petrelli, 60, is President, Member of the Board of Directors and Director of Investment Banking of Neidiger, Tucker, Bruner, Inc., a Denver, Colorado based financial services firm founded in 1977. Beginning his career in 1972, Mr. Petrelli has had extensive experience in the areas of operations, sales, trading, management of sales, underwriting and corporate finance. He has served on numerous regulatory and industry committees including service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee, District 3. Mr. Petrelli received his BS in Business (Finance) and his Masters of Business Administration (MBA) from the University of Colorado and a Masters of Arts in Counseling from Denver Seminary.

Clayton E. Woodrum – Director

Mr. Woodrum, CPA, 72, is a founding partner of Woodrum, Tate & Associates, PLLC. His financial background encompasses over 40 years of experience from serving as a partner in charge of the tax department of a big eight accounting firm to chief financial officer of BancOklahoma Corp., and Bank of Oklahoma. His areas of expertise include business valuation, litigation support including financial analysis, damage reports, depositions and testimony, estate planning, financing techniques for businesses, asset protection vehicles, sale and liquidation of businesses, debt restructuring, debt discharge and CFO functions for private and public companies.

RESIGNING EXECUTIVE MANAGEMENT AND DIRECTORS

William R. (“Randy”) Broaddrick – Interim Chief Executive Officer

Denny W. Nestripke – Vice President and Director

Michael Harland – Director

Robert Morley – Director

Mr. Tim Rochford, Chairman of the Board, commented, “When my partner, Mr. Stan McCabe, and I created Stanford it was with the sole purpose of seeking out investments for our personal accounts, something we had been doing together for the past 30 years. Through relationships established over many years it became apparent that an opportunity to share our knowledge and expertise and be actively involved was taking shape. The team of seasoned individuals we have assembled and the assets we have in place in areas in which we have knowledge and experienced past success has positioned Ring Energy for growth and ultimately increased shareholder value. We look forward to providing our expertise when and where needed and being an integral part of what we believe is one of the most exciting companies we have ever been associated with.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and Kansas.

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons, K M Financial, Inc.

(702) 489-4447 office

(602) 315-5926 mobile

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